American Skandia Trust
For the fiscal period ended 12/31/06
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  American Skandia Trust - AST Mid-Cap Growth Portfolio

1.   Name of Issuer:  Nymex Holdings

2.   Date of Purchase:  November 16, 2006

3.   Number of Securities Purchased:

4.   Dollar Amount of Purchase:  $182,900

5.   Price Per Unit:  $59.00 per share of stock.

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  JPMorgan


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
JPMorgan
Merrill Lynch & Co.
Banc of America Securities LLC
Citigroup
Lehman Brothers
Sandler O'Neill & Partners, L.P.